Exhibit 99.1

Reynolds Consumer Products Reports Fourth Quarter and Fiscal 2020 Financial Results

Reports record annual net revenues and profits

Sees sustained and fundamental shift in demand

Expects another year of record net revenues

Announces $100 million voluntary debt payment

Announces 5% increase in quarterly dividend

LAKE FOREST, IL, February 9, 2021 – (BUSINESSWIRE) - Reynolds Consumer Products Inc. (“Reynolds,” “RCP” or the “Company”) today reported results for the fiscal year and fourth quarter ended December 31, 2020.

Fiscal Year 2020 Highlights

•	Net Revenues of $3,263 million, up 8% on prior year net revenues
•	Net Income of $363 million; Adjusted Net Income of $413 million[1]
•	Earnings Per Share of $1.77; Adjusted Earnings Per Share of $1.97[1]
•	Adjusted EBITDA of $717 million[1], up 9% on prior year Adjusted EBITDA

Net revenues growth was driven by a shift to more at-home use of Company products and the introduction of several new products.  The increase in Adjusted EBITDA was driven by the increase in net revenues and lower material and manufacturing costs, partially offset by higher personnel, advertising and logistics costs.

“We reported record performance in 2020, our first year as a public company, delivering strong results because of the hard work, dedication, and commitment of our more than 5,000 employees in a very difficult environment,” said Lance Mitchell, President and Chief Executive Officer. “We expect to build on last year’s performance with another year of record net revenues. We will continue to grow with our categories due to a sustained and fundamental shift in consumer demand coupled with our innovations and best in class service. Our role as category champions aligns us with our retailers, who are also invested in continued growth. We expect 2021 to be another dynamic year, and I look forward to a second consecutive year of strong performance as a public company.”

[1]

Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliations included in this release. In addition, as further described in Note 1 to the non-GAAP reconciliation included within this release, the share count utilized for Adjusted Earnings Per Share has been adjusted to reflect the additional shares issued as a result of the IPO as though they were outstanding for the entire period.

Fourth Quarter 2020 Highlights

•	Net Revenues of $888 million, up 6% on prior year net revenues
•	Net Income of $112 million; Adjusted Net Income of $119 million[2]
•	Earnings Per Share of $0.53; Adjusted Earnings Per Share of $0.57[2]
•	Adjusted EBITDA of $198 million[2], down 7% from prior year Adjusted EBITDA

The increase in net revenues was driven by strong demand, most significantly in our Hefty Waste & Storage segment, and the introduction of new products.  The decrease in Adjusted EBITDA was primarily due to increased material and manufacturing, logistics, advertising and personnel costs.

Segment Results

Reynolds Cooking & Baking

Net revenues increased 8% for the year, driven by consumer demand and growth across the portfolio, resulting in more than $1 billion in annual retail sales for the Reynolds brand family by yearend. In the fourth quarter, net revenues increased slightly and were constrained by low inventory levels entering the quarter and COVID-related staffing challenges encountered during the quarter. The 9% decrease in Adjusted EBITDA in the fourth quarter was driven by higher logistics and advertising costs.

Hefty Waste & Storage

Net revenues increased 15% for the year, driven by consumer demand and the continued strength of the Hefty brand and portfolio. In the fourth quarter, net revenues grew 22%, driven by increased consumer demand and higher pricing, reflecting fewer trade promotions than in the prior year. The 10% increase in Adjusted EBITDA in the fourth quarter was due to the revenue growth, partially offset by increased material and manufacturing costs.

Hefty Tableware

Net revenues increased 2% for the year, driven by the introduction of several new products and recovery from an initial fall-off in demand for business and restaurant items shortly after the start of the COVID-19 pandemic. In the fourth quarter, net revenues were flat versus the prior year with the impact of new products and higher pricing, offset by softness in business and restaurant items serviced by certain retail partners and fewer and smaller social gatherings as a result of the COVID-19 pandemic. The 4% decrease in Adjusted EBITDA in the fourth quarter was primarily driven by increased advertising and material and manufacturing costs.

Presto Products

Net revenues increased 4% for the year, driven by consumer demand and in spite of the exit of low-margin business in the fall of 2019. In the fourth quarter, net revenues increased 6%, driven by consumer demand. The 25% decrease in Adjusted EBITDA in the fourth quarter was mainly due to increased material and manufacturing costs.

[2]

Adjusted Net Income, Adjusted Earnings Per Share and Adjusted EBITDA are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliations included in this release. In addition, as further described in Note 1 to the non-GAAP reconciliation included within this release, the share count utilized for Adjusted Earnings Per Share has been adjusted to reflect the additional shares issued as a result of the IPO as though they were outstanding for the entire period.

Balance Sheet and Cash Flow Highlights

•	At December 31, 2020, our cash and cash equivalents was $312 million, and our outstanding debt was $2,233 million, resulting in a net debt of $1,921 million.[3]
•

During 2020, we made voluntary debt payments totaling $200 million on our $2,475 million senior secured term loan facility.  Subsequent to December 31, 2020, we made an additional $100 million voluntary debt payment, bringing our outstanding balance to $2,133 million.

•

Capital expenditures were $143 million for the fiscal year ended December 31, 2020, compared to $109 million in the prior year, driven by operational ownership of two facilities previously managed by a related party and additional capacity in response to increased demand.

•	The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share, reflecting a 5% increase on its prior quarterly dividend of $0.22 per share.

Fiscal Year and First Quarter Outlook

The Company expects the following results for its fiscal year ended December 31, 2021:

•	Net revenues to grow low single digits on $3,263 million in the prior year
•	Net Income to be in the range of $400 million to $415 million; Adjusted Net Income to be in the range of $412 million to $427 million[3]
•	Earnings Per Share to be in the range of $1.90 to $1.98 per share; Adjusted Earnings Per Share to be in the range of $1.96 to $2.03 per share[3]
•	Adjusted EBITDA to be in the range of $710 million to $730 million[3]
•	Net Debt to be in the range of $1.7 billion to $1.8 billion[3] at December 31, 2021

The Company expects the following results for its first quarter ended March 31, 2021:

•	Net revenues to grow mid-single digits on $730 million in the prior year
•	Net Income to be in the range of $71 million to $75 million; Adjusted Net Income to be in the range of $73 million to $77 million[3]
•	Earnings Per Share to be in the range of $0.34 to $0.36 per share; Adjusted Earnings Per Share to be in the range of $0.35 to $0.37 per share[3]
•	Adjusted EBITDA to be in the range of $138 million to $143 million[3]

“As you can see, we expect another year of record net revenues,” said Michael Graham, Chief Financial Officer, “and we are committed to protecting profitability with pricing and cost management to counter rising commodity, logistics and other costs. We expect a strong start to the year, followed by the effect of unfavorable volume and cost comparisons in the second and third quarters and a benefit from more favorable cost comparisons in the fourth quarter.”

Quarterly Dividend

The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share, reflecting a 5% increase on its prior quarterly dividend of $0.22 per share. The Company expects to pay this dividend on March 9, 2021 to shareholders of record as of February 23, 2021.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results today at 4:00 p.m. Central Time (5:00 p.m. Eastern Time). Please visit the “Events & Presentations” section of Reynolds’ Investor Relations website at https://investors.reynoldsconsumerproducts.com/ under “News & Events” to access the live listen-only webcast and presentation. Investors interested in participating in the live call can dial 877-423-9813 from the U.S. and 201-689-8573 internationally. The Company has also posted presentation slides, which are available now on Reynolds’ Investor Relations website.

A replay will be archived online in the “Events and Presentations” section of the Investor Relations website and will also be available telephonically approximately two hours after the call concludes through Tuesday, February 23, 2021, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13714457.

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste & storage products and tableware that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our first quarter and fiscal year 2021 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “outlook”, “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “sees” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K and in our Quarterly Reports on Form 10-Q.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

(847) 482-4081

Media

Kate Ottavio Kent

Kate.OttavioKent@icrinc.com

(203) 682-8276

[3]

Adjusted Net Income, Adjusted Earnings Per Share, Adjusted EBITDA and Net Debt are non-GAAP measures. Refer to the discussion on non-GAAP financial measures and reconciliations included in this release.

Reynolds Consumer Products Inc.

Consolidated Statements of Income

(in millions, except for per share data)

	Three Months Ended December 31		Year Ended December 31
	2020	2019	2020	2019
Net revenues	$861	$800	$3,147	$2,883
Related party net revenues	27	35	116	149
Total net revenues	888	835	3,263	3,032
Cost of sales	(621)	(572)	(2,290)	(2,152)
Gross profit	267	263	973	880
Selling, general and administrative expenses	(98)	(74)	(358)	(305)
Other expense, net	(3)	(31)	(29)	(65)
Income from operations	166	158	586	510
Non-operating expense, net	—	(1)	—	—
Interest expense, net	(13)	(35)	(70)	(209)
Income before income taxes	153	122	516	301
Income tax expense	(41)	(32)	(153)	(76)
Net income	$112	$90	$363	$225
Earnings per share
Basic	$0.53	$0.58	$1.78	$1.45
Diluted	$0.53	$0.58	$1.77	$1.45
Shares outstanding
Basic	209.7	155.5	204.5	155.5
Diluted	209.8	155.5	204.5	155.5

Reynolds Consumer Products Inc.

Consolidated Balance Sheets

As of December 31

(in millions, except for per share data)

	2020	2019
Assets
Cash and cash equivalents	$312	$102
Accounts receivable, net	292	13
Other receivables	9	7
Related party receivables	8	14
Inventories	419	418
Other current assets	13	16
Total current assets	1,053	570
Property, plant and equipment, net	612	537
Operating lease right-of-use assets, net	61	42
Goodwill	1,879	1,879
Intangible assets, net	1,092	1,123
Other assets	25	9
Total assets	$4,722	$4,160
Liabilities
Accounts payable	$185	$135
Related party payables	41	72
Related party accrued interest payable	—	18
Current portion of long-term debt	25	21
Accrued and other current liabilities	181	132
Total current liabilities	432	378
Long-term debt	2,208	1,990
Long-term related party borrowings	—	2,214
Long-term operating lease liabilities	51	35
Deferred income taxes	326	294
Long-term postretirement benefit obligation	53	48
Other liabilities	37	19
Total liabilities	$3,107	$4,978
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 209.7 shares issued and outstanding	—	—
Additional paid-in capital	1,381	—
Net Parent deficit	—	(823)
Accumulated other comprehensive income	1	5
Retained earnings	233	—
Total stockholders' equity	1,615	(818)
Total liabilities and stockholders' equity	$4,722	$4,160

Reynolds Consumer Products Inc.

Consolidated Statements of Cash Flows

For the Years Ended December 31

(in millions)

	2020	2019
Cash provided by (used in) operating activities
Net income	$363	$225
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	99	91
Deferred income taxes	67	1
Unrealized (gains) losses on commodity derivatives	—	(9)
Stock compensation expense	5	—
Change in assets and liabilities:
Accounts receivable, net	(279)	2
Other receivables	(2)	6
Related party receivables	5	(27)
Inventories	—	2
Accounts payable	54	(6)
Related party payables	(28)	(89)
Related party accrued interest payable	(18)	133
Income taxes payable	7	72
Accrued and other current liabilities	38	9
Other assets and liabilities	8	(7)
Net cash provided by operating activities	319	403
Cash provided by (used in) investing activities
Acquisition of property, plant and equipment	(143)	(109)
Advances to related parties	—	(170)
Repayments from related parties	—	151
Net cash used in investing activities	(143)	(128)
Cash provided by (used in) financing activities
Proceeds from long-term debt, net of discounts	2,472	—
Repayment of long-term debt	(218)	(21)
Repayments of PEI Group Credit Agreement	(8)	—
Advances from related parties	240	67
Repayments to related parties	(3,627)	(141)
Deferred debt transaction costs	(28)	(4)
Proceeds from IPO settlement facility	1,168	—
Repayment of IPO settlement facility	(1,168)	—
Issuance of common stock	1,410	—
Equity issuance costs	(69)	—
Dividends paid	(124)	—
Net transfers from (to) Parent	(14)	(97)
Net cash provided by (used in) financing activities	34	(196)
Cash and cash equivalents:
Increase (decrease) in cash and cash equivalents	210	79
Balance as of beginning of the year	102	23
Balance as of end of the year	$312	$102

Cash paid:
Interest - long-term debt	60	103
Interest - related party borrowings	23	6
Income taxes	76	4

Reynolds Consumer Products Inc.

Segment Results

($ in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated	Total
Revenues
Three months ended December 31, 2020	$335	$214	$207	$132	$—	$888
Three months ended December 31, 2019	332	176	206	124	(3)	835
Year ended December 31, 2020	1,159	818	763	533	(10)	3,263
Year ended December 31, 2019	1,076	709	751	511	(15)	3,032
Adjusted EBITDA
Three months ended December 31, 2020	85	53	50	18	(8)	198
Three months ended December 31, 2019	93	48	52	24	(3)	214
Year ended December 31, 2020	254	236	170	98	(41)	717
Year ended December 31, 2019	209	190	178	91	(13)	655

Components of Change in Net Revenues for the Three Month Ended December 31, 2020 vs. the Three Month Ended December 31, 2019

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	—%	1%	1%
Hefty Waste & Storage	3%	19%	22%
Hefty Tableware	2%	(2)%	—%
Presto Products	—%	6%	6%
Total RCP	1%	5%	6%

Components of Change in Net Revenues for the Year Ended December 31, 2020 vs. the Year Ended December 31, 2019

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	(2)%	10%	8%
Hefty Waste & Storage	(1)%	16%	15%
Hefty Tableware	1%	1%	2%
Presto Products	(1)%	5%	4%
Total RCP	(1)%	9%	8%

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude unrealized gains and losses on commodity derivatives, factoring discounts (pre-IPO), the allocated related party management fee (pre-IPO) and IPO and separation-related costs. We define Adjusted Net Income and Adjusted Earnings Per Share as Net Income and Earnings Per Share calculated in accordance with GAAP, plus the sum of IPO and separation-related costs, the impact of a tax legislation change under the CARES Act enacted March 27, 2020, as applicable, and any unrealized gains or losses on commodity derivatives. We define Net Debt as the current portion of long-term debt plus long term debt less cash and cash equivalents.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental metrics to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity. Accordingly, we believe presenting these metrics provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non- GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year 2021, where adjusted, is provided on a non-GAAP basis, which the Company will continue to identify as it reports its future financial results. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Income under “First Quarter and Fiscal Year Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results. In addition, the Company cannot reconcile its expected Net Debt to expected total debt without reasonable effort because certain items that impact total debt and other reconciling metrics are out of the Company’s control and/or cannot be reasonable predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

Please see reconciliations of non-GAAP measures used in this release (with the exception of our first quarter and fiscal 2021 Adjusted EBITDA outlook and Net Debt outlook, as described above) to the most directly comparable GAAP measures, on the following page.

Reynolds Consumer Products Inc.

Reconciliation of Net Income to Adjusted EBITDA

(amounts in millions)

	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
	(in millions)		(in millions)
Net income – GAAP	$112	$90	$363	$225
Income tax expense	41	32	153	76
Interest expense, net	13	35	70	209
Depreciation and amortization	27	28	99	91
Factoring discount	—	10	—	25
Allocated related party management fee	—	3	—	10
IPO and separation-related costs	5	19	31	31
Unrealized gains on derivatives	—	—	—	(9)
Other	—	(3)	1	(3)
Adjusted EBITDA (Non-GAAP)	$198	$214	$717	$655

Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

(amounts in millions except per share data)

	Three Months Ended December 31, 2020			Year Ended December 31, 2020
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$112	210	$0.53	$363	205	$1.77
Assume full period impact of IPO shares (1)	—	—	—	—	5	—
Total	112	210	0.53	363	210	1.73
Adjustments:
Impact of tax legislation change from the CARES Act	3	210	0.02	27	210	0.13
IPO and separation-related costs (2)	4	210	0.02	23	210	0.11
Adjusted (Non-GAAP)	$119	210	$0.57	$413	210	$1.97

(1)

The Company has assumed the actual shares outstanding at December 31, 2020 to be outstanding for the full year period rather than the weighted average shares outstanding over the course of the period as it is a more meaningful calculation that provides consistency in comparability.

(2)	Amounts are after tax calculated using a tax rate of 25%, which is the Company’s effective tax rate for the three and twelve months ended December 31, 2020.

Reynolds Consumer Products Inc.

Reconciliation of Net Debt

(amounts in millions)

As of December 31, 2020

Current portion of Long-Term debt	$25
Long-Term Debt	2,208
Total Debt	2,233
Cash and Cash Equivalents	(312)
Net Debt (Non-GAAP)	$1,921

Reconciliation of Q1 2021 Net Income and EPS guidance to Adjusted Net Income and Adjusted EPS guidance

(amounts in millions except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding	low	high
Q1 2021 - Guidance	$71	$75	210	$0.34	$0.36
Adjustments:
IPO and separation-related costs (1)	$2	$2	210	$0.01	$0.01
Q1 2021 - Adjusted Guidance	$73	$77	210	$0.35	$0.37

Reconciliation of 2021 Net Income and EPS guidance to Adjusted Net Income and Adjusted EPS guidance

(amounts in millions except per share data)

	Net Income		Diluted shares	Diluted Earnings Per Share
	low	high	outstanding	low	high
Fiscal Year 2021 - Guidance	$400	$415	210	$1.90	$1.98
Adjustments:
IPO and separation-related costs (1)	$12	$12	210	$0.06	$0.06
Fiscal Year 2021 - Adjusted Guidance	$412	$427	210	$1.96	$2.03

(1)	Amounts are after tax calculated using a tax rate of 25%, which is the Company’s expected tax rate for Q1 and FY 2021.